Exhibit 10.37

SECOND AMENDED AND RESTATED AMEREN CORPORATION

CHANGE OF CONTROL SEVERANCE PLAN

Introduction

The Board of Directors of Ameren Corporation recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of senior executives of the Company, to the detriment of the Company and its shareholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on impartial service from senior executives regarding the best interests of the Company and its shareholders, without concern that senior executives might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its senior executives and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.

Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby amends and restates the Ameren Corporation Change of Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a) Annual Bonus Award. The target annual cash bonus that a Participant is eligible to earn for the year in which a Change in Control occurs pursuant to the Company’s Executive Incentive Plan, the Ameren Corporation 2006 Omnibus Incentive Compensation Plan, or any successor to either such plan.

(b) Annual Salary. The Participant’s regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by any Employer or deferred pursuant to a written plan or agreement with any Employer.

(c) Board. The Board of Directors of the Company.

(d) Cause. The occurrence of any one or more of the following:

(i) The Participant’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(ii) Gross negligence in the performance of the Participant’s duties which results in material financial harm to the Company;

(iii) The Participant’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Participant at the expense of the Company or shareholders of the Company; or

(iv) The Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(e) Change of Control. The occurrence of any of the following events after the Effective Date of this Plan:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii) Individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (B) any agreement intended to avoid or settle any election contest; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of the acquisition of shares of common stock or voting securities by the Company which, by reducing the number of shares of Outstanding Company Common Stock or the Outstanding Company Voting Securities, increases the proportional number of shares beneficially owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Outstanding Company Common Stock or the Outstanding Company Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or the Outstanding Company Voting Securities which increases the percentage of the then Outstanding Company Common Stock or the Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change of Control shall occur.

(f) Code. The Internal Revenue Code of 1986, as amended from time to time.

(g) Committee. The Human Resources Committee of the Board.

(h) Company. Ameren Corporation and any successors thereto.

(i) Date of the Change of Control. The date on which a Change of Control occurs.

(j) Date of Termination. The date on which a Participant ceases to be an Employee.

(k) Disability. A termination of a Participant’s Employment for Disability shall have occurred if the Termination occurs because of a disability which qualifies the Participant for benefits under the Company’s long-term disability plan.

(l) Effective Date. October 1, 2008.

(m) Employee. Any full-time, regular-benefit, non-bargaining employee of the Company or any other Employer.

(n) Employer. The Company or any subsidiary of the Company.

(o) Employment. The state of being an Employee.

(p) ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(q) Good Reason. The occurrence after a Change in Control of the Company of any one or more of the following without the Participant’s express written consent:

(i) A net reduction of the Participant’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect prior to the Change in Control, other than an insubstantial and inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii) The Company’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location of the Participant’s principal job location or office immediately prior to the Change of Control; except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations;

(iii) Any material reduction by the Company of the Participant’s Base Salary or targeted Annual Bonus Awards, in effect on the Date of the Change of Control, or as the same shall be increased from time to time;

(iv) The failure to provide the Participant with an annualized long-term incentive opportunity which is either essentially equivalent in value to or greater in value than the Participant’s regular annualized long-term incentive opportunity in effect on the Date of the Change of Control (for this purpose, the permissible floor value is intended to reference normal long-term incentive awards made as a part of the regular annual pay package, and not special awards that are not made on a regular basis) when calculated on a grant date basis using widely recognized valuation methodologies (e.g., Black-Scholes for options);

(v) The failure of the Company to continue in effect the aggregate value in any of the employee benefit or retirement plans in which the Participant participates prior to the Change in Control of the Company;

(vi) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Article V herein; and

(vii) A material breach of this Plan by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Participant to the Company.

In the event it is necessary to determine the value of a long-term incentive opportunity under Section q(iv) above or the aggregate value of employee benefit or retirement plans under Section q(v) above, an outside independent benefit consulting firm shall be engaged by the Company to make such determination.

(r) Multiple. With respect to any Participant, the number set forth opposite the Participant’s name under the heading “Benefit Level” on Schedule I hereto.

(s) Participant. An individual who is designated as such pursuant to Section 3.1.

(t) Plan. The Ameren Corporation Change of Control Severance Plan.

(u) Retirement. A termination by Retirement shall have occurred where a Participant’s termination is due to his or her late, normal or early retirement under a pension plan sponsored by the Company or any of its affiliates, as defined in such plan.

(v) Separation Benefits. The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan.

(w) Separation Period. With respect to any Participant, the period beginning on a Participant’s Date of Termination and ending after the expiration of a number of years equal to the Multiple for such Participant.

ARTICLE III

ELIGIBILITY

3.1 Participants. Each of the individuals named on Schedule I hereto shall be a Participant in the Plan.

3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when he ceases to be an Employee, unless, at the time he ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence that constitutes Good Reason which would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

4.1 Terminations of Employment Which Give Rise to Separation Benefits Under Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time before the second anniversary of the Date of the Change of Control, the Participant’s Employment is terminated (i) by the Employer for any reason other than Cause or (ii) by the Participant within 90 days after the occurrence of Good Reason. A Participant shall not be entitled to Separation Benefits if the Participant’s Employment is terminated (i) voluntarily by the Participant without Good Reason (or more than 90 days after any event which constitutes the occurrence of Good Reason) or (ii) by reason of death or Disability or (iii) by the Employer for Cause. In addition, if a Participant’s employment is terminated by the Company without Cause prior to the date of a Change of Control, either (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect such Change of Control, or (ii) otherwise in connection with, or in anticipation of, such a Change of Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change of Control for purposes of this Plan provided a Change of Control shall actually occur.

4.2 Separation Benefits.

(a) If a Participant’s employment is terminated under circumstances entitling him to Separation Benefits as provided in Section 4.1, the Company shall pay such Participant, within 30 days of the Date of Termination, a cash lump sum as set forth in subsection (b) below and the continued benefits set forth in subsection (c) below. For purposes of determining the benefits set forth in subsections (b) and (c), if the termination of the Participant’s employment is for Good Reason after there has been a reduction of the Participant’s Annual Salary, opportunity to earn Annual Bonuses, or other compensation or employee benefits, such reduction shall be ignored.

(b) The cash lump sum referred to in Section 4.2(a) is the aggregate of the following amounts:

(i) the sum of (1) the Participant’s Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Bonus Award and (y) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay, to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii) an amount equal to the product of (1) the Participant’s Multiple times (2) the sum of (x) the Participant’s Annual Salary plus (y) the Participant’s Annual Bonus Award; and

(iii) an amount equal to the difference between (a) the actuarial equivalent of the benefit under the qualified defined benefit retirement plans of the Employer in which the Participant participates (collectively, the “Retirement Plan”) and any excess or supplemental retirement plans in which the Participant participates (collectively, the “SERP”) which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant’s compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination or, if higher, on the Effective Date, and (b) the actuarial equivalent of the Participant’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the more favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination or the Date of the Change of Control.

(c) The continued benefits referred to above are as follows:

(i) during the Separation Period, the Participant and his or her family shall be provided with medical, dental and life insurance benefits as if the Participant’s employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Employer’s plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period; and

(ii) if the Participant’s employment is terminated by the Company other than for Cause, the Company shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in his or her sole discretion (but at a cost to the Company of not more than $30,000), provided that no such outplacement services shall be provided beyond the end of the second calendar year following the calendar year in which the Date of Termination occurs;

To the extent any benefits described in this Section 4.2(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

4.3 Other Benefits Payable. The cash lump sum and continuing benefits described in Section 4.2 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law.

4.4 Certain Additional Payments by the Company.

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of any Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 4.4) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4, if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Participant such that the receipt of Payments will not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Participant and the Payments, in the aggregate, shall be reduced to the Reduced Amount. In the event that the preceding sentence applies, the Payments shall be reduced first out of Payments which are not subject to Code Section 409A and, if necessary, then Payments which are subject to Code Section 409A shall be reduced, starting with the Payments which are to be paid on the latest future date, until the Payments have been reduced to the Reduced Amount.

(b) Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm, human resources consulting firm, or other consulting firm in the business of performing such calculations as may be designated by the Company (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant. All fees and expenses of the Consulting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.4, due upon a Change of Control or due upon the Participant’s termination of employment shall be paid by the Company to the Participant no later than the last day of the calendar year following the calendar year in which the related taxes are remitted to the taxing authorities. Any determination by the Consulting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consulting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.4(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Consulting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Participant by the last day of the calendar year following the calendar year in which the taxes that are the subject of audit, litigation, or any claim by the Internal Revenue Service are remitted to the taxing authorities.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, to the extent permitted by law the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.5 Payment Obligations Absolute. The obligations of the Company and the other Employers to pay the separation benefits described in Section 4.2 and any additional payments described in Section 4.4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of the other Employers may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.2(c)(i).

ARTICLE V

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1 Amendment or Termination. The Board may amend or terminate this Plan (including Schedule I) at any time; provided, that this Plan (including Schedule I) may not be terminated or amended (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (iii) otherwise in connection with or in anticipation of a Change of Control, in any manner that could adversely affect the rights of any Participant. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 4.4 have been made.

6.2 Procedure for Amendment or Termination. Any Amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Company, certifying that the Board has taken such action.

ARTICLE VII

MISCELLANEOUS

7.1 Legal Fees and Expenses. The Company shall pay as incurred all legal fees, costs of litigation, costs of arbitration, prejudgment interest, and other expenses which are incurred in good faith by the Participant as a result of the Company’s refusal to provide the benefits to which the Participant becomes entitled under this Agreement, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, that if the court (or arbitration panel, as applicable) determines that the Participant’s claims were arbitrary and capricious, the Company shall have no obligation hereunder. This reimbursement provision shall apply for the lifetime of the Participant. Any reimbursement under this section must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit; provided, however, that if the court (or arbitration panel, as applicable) determines that the Participant’s claims were arbitrary and capricious, the Participant shall be obligated to repay to the Company all expenses previously reimbursed under this Section 7.1 immediately at the time such determination has been made final and unappealable.

7.2 Employment Status. This Plan does not constitute a contract of employment, nor does it impose on the Participant or the Employers any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the Employers’ policies regarding termination of employment.

7.3 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, with full authority to control and manage the operation and administration of the Plan, acting through the Benefits Administration Committee.

7.4 Claim Procedure. If an Employee, former Employee or other person who believes that he or she is being denied a benefit to which he or she is entitled (“claimant”), or his or her duly authorized representative, makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Chief Executive Officer of the Company at Ameren Corporation, 1901 Chouteau Avenue, P.O. Box 66149, St. Louis, MO 63166, and must be received within 30 days after termination of employment.

(a) Claim Decision. Upon receipt of a claim, the Chief Executive Officer shall advise the claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, deliver such reply within such period. However, the Chief Executive Officer may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Chief Executive Officer shall advise the claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Chief Executive Officer expects to render the benefit determination. If the Chief Executive Officer denies the claim, in whole or in part, the Chief Executive Officer will inform the claimant in writing of his or her determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall set forth the specific reasons for the denial, make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or such information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review and the time limits for requesting a review and for the actual review.

(b) Request for Review. The claimant may within 60 days thereafter request in writing that the Committee of the Board review the Chief Executive Officer’s prior determination. Such request must be addressed to the Committee of the Board at Ameren Corporation, 1901 Chouteau Avenue, P.O. Box 66149, St. Louis, MO 63166. The claimant or his or her authorized representative may submit written comments, documents, records or other information relating to the denied claim, which shall be considered in the review without regard to whether such information was submitted or considered in the initial benefit determination. The claimant or his or her authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Chief Executive Officer in making his or her initial claims decision, (ii) was submitted, considered or generated in the course of the Chief Executive Officer making his or her initial claims decision, without regard to whether such instrument was actually relied upon by the Chief Executive Officer in making his or her decision or (iii) demonstrates compliance by the Chief Executive Officer with the administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the claimant does not request a review of the Chief Executive Officer’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.

(c) Review of Decision. The Committee shall, within a reasonable period of time, ordinarily not later than 60 days, after the Committee’s receipt of a request for review, review the Chief Executive Officer’s prior determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Committee extends the determination period on review due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the claimant and ending on the date on which the claimant responds to the request for additional information. The Committee has discretionary authority to determine a claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Committee decides in its discretion that the claimant is entitled to such benefits. The decision of the Committee shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the claimant. If the Committee makes an adverse benefit determination on review, the Committee will render a written opinion, using language calculated to be understood by the claimant, that sets forth the specific reasons for the denial, makes specific references to pertinent Plan provisions on which the denial is based and includes a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review. The opinion shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee in making its decision, (ii) was submitted, considered or generated in the course of the Committee making its decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision, or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

7.5 Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, one or more of the Employers may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Employers’ creditors, to assist them in accumulating funds to pay their obligations under the Plan.

7.6 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Missouri, without reference to principles of conflict of law, except to the extent pre-empted by ERISA.

7.8 Specified Employees; Section 409A Compliance. To the extent necessary to comply with Code Section 409A, any payments due to a “specified employee” hereunder as a result of a separation from service will, to the extent required by Code Section 409A, be payable no earlier than six months following such specified employee’s separation from service. The terms “specified employee” and “separation from service” shall be interpreted in accordance with the resolution of the Board defining such terms. This Plan shall be interpreted in a manner so as to be consistent with Code Section 409A and the regulations thereunder to the extent applicable to payments and benefits provided hereunder.

SCHEDULE I

CHANGE OF CONTROL

SEVERANCE PLAN PARTICIPANTS

Benefit Level - 3

Baxter, Warner L.	Moehn, Michael
Cisel, Scott A.	Naslund, Charles D.
Cole, Daniel F.	Nelson, Gregory L.
Heflin, Adam C.	Rainwater, Gary L
Lyons, Martin J.	Sullivan, Steven R.
Mark, Richard J.	Voss, Thomas R.
Martin, Donna K.

Benefit Level - 2

Barnes, Lynn M.	Mosier, Don M.
Birdsong, Jerre E.	Mueller, Michael G.
Birk, Mark C.	Neff, Robert K.
Borkowski, Maureen A.	Nelson, Craig D.
Brawley, Mark	Ogden, Stan E.
Bremer, Charles A.	Pate, Ron D.
Cissell, Richard C.	Power, Joseph M.
Diya, Fadi M.	Prebil, William J.
Evans, Ronald K.	Schepers, David J.
Fey, John R.	Schukar, Shawn E.
Foss, Karen C.	Serri, Andrew M.
Glaeser, Scott A.	Simpson, Jerry L.
Herrmann, Timothy E.	Sobule, James A.
Iselin, Christopher A.	Steinke, Bruce A.
Kidwell, Stephen M.	Weisenborn, Dennis W.
Lindgren, Mark C.	Zdellar, Ronald C.
Menne, Michael L.